FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.
ANNOUNCES FIRST QUARTER 2007 EARNINGS RESULTS

FORT WORTH, Texas, (May 10, 2007) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today reported quarterly net income of $5.0 million for the first quarter ended March 31, 2007, representing a 105% increase over net income of $2.4 million for the first quarter of 2006. On a diluted basis, net income to the common stockholders was $0.24 per share for the three months ended March 31, 2007 as compared to $0.14 per share for the same period in 2006. During the quarter ended March 31, 2007, Hallmark reported total revenues of $64.0 million, representing a 44% increase over the $44.5 million in total revenues for the first quarter of 2006.

Mark J. Morrison, President and Chief Executive Officer, said, "We are very pleased to report the positive results the Company achieved during the first quarter. The increase in revenue for the quarter was primarily the result of executing our plan to increase the retention of the business we produce which, in turn, had the intended result of increasing our bottom line.”

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Profitable underwriting remains our focus and is reflected in a combined ratio of 90.5% for the first quarter of 2007. Annualized return on average equity was 13% and is expected to improve in the future as a result of continued planned increases in retained premium volume. Year over year growth in book value per share was 17% at quarter end.”

	Three Months Ended March 31,
	2007	2006
	($ in thousands)
Gross premiums written	$64,658	$47,735
Net premiums written	60,771	45,779
Net premiums earned	51,648	28,434
Commission and fees	7,905	12,264
Investment income, net of expenses	2,990	2,357
Realized gain (loss) on investments	53	(83)
Total revenues	63,958	44,520
Net income	4,970	2,426
Common EPS - basic	$0.24	$0.14
Common EPS - diluted	$0.24	$0.14
Annualized return on average equity	13.0%	10.9%
Book value per share	$7.52	$6.42
Cash flow from operations	$18,975	$9,582

The increase in net income was largely due to the improved results of our Specialty Commercial Segment and additional investment income from a larger investment portfolio, in both cases primarily as the result of increased retention of premiums. In addition, the first quarter of 2006 was adversely impacted by $1.1 million of interest expense from amortization attributable to the deemed discount on convertible promissory notes issued in January, 2006 and subsequently converted to common stock during the second quarter of 2006. These increases in net income were partially offset by lower results from our Standard Commercial Segment during the first quarter of 2007.

Increased retention of business produced by our Specialty Commercial Segment was the primary cause of the increase in revenue. Specialty Commercial Segment revenues increased $12.1 million, or 76%, during the three months ended March 31, 2007 as compared to the same period of 2006. Increased retention of business was also the primary reason for the $4.2 million increase in revenue from the Standard Commercial Segment during the first quarter of 2007. Earned premiums from our Personal Segment also contributed $2.9 million to the increase in revenue for the three months ended March 31, 2007.

Net investment income for the three months ended March 31, 2007 was $3.0 million as compared to $2.4 million for the same period in 2006. The increase of 27% reflected higher interest rates and greater average cash and invested assets attributable to increased retention of premiums, positive cash flow from operations and reinvestment of strong earnings for the past four quarters.

Hallmark's net losses and loss adjustment expenses and its net loss ratio for the three months ended March 31, 2007 were $32.2 million and 62.3%, respectively, compared to $16.7 million and 58.7%, respectively, for the same period in 2006. Hallmark did not recognize any development of prior years’ loss reserve estimates during either the first quarter 2007 or 2006. The increase in the net loss ratio is primarily due to a decrease in incurred losses inuring to our reinsurance coverage for the first quarter of 2007 as compared to the first quarter of 2006. Hallmark's other operating costs and expenses and its expense ratio for the three months ended March 31, 2007 were $22.7 million and 28.2%, respectively, compared to $21.0 million and 28.8%, respectively, for the same period in 2006.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property and casualty insurance products to businesses and individuals. The Company's business involves marketing, distributing, underwriting and servicing commercial insurance in Texas, New Mexico, Idaho, Oregon, Montana, Louisiana, Oklahoma, Arkansas and Washington; marketing, distributing, underwriting and servicing non- standard personal automobile insurance in Texas, New Mexico, Arizona, Oklahoma, Arkansas, Idaho, Oregon and Washington; marketing, distributing, underwriting and servicing general aviation insurance in 47 states; and providing other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is presently listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this Release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:
Mark J. Morrison, President and Chief Executive Officer at 817.348.1600
www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands)

	March 31, 2007	December 31, 2006
	(unaudited)	(audited)
ASSETS
Investments:
Debt securities, available-for-sale, at market value	$133,122	$125,784
Equity securities, available-for-sale, at market value	37,448	4,580
Short-term investments, available-for-sale, at market value	10,325	25,275

Total investments	180,895	155,639

Cash and cash equivalents	75,823	81,474
Restricted cash and investments	17,013	31,815
Premiums receivable	49,497	44,644
Accounts receivable	11,425	13,223
Prepaid reinsurance premium	1,637	1,629
Reinsurance balances receivable	5,083	-
Reinsurance recoverable	5,283	5,930
Deferred policy acquisition costs	18,929	17,145
Excess of cost over fair value of net assets acquired	31,427	31,427
Intangible assets	25,501	26,074
Prepaid expenses	1,418	1,769
Other assets	8,240	5,184

Total assets	$432,171	$415,953

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Notes payable	$36,016	$35,763
Structured settlements	9,691	24,587
Unpaid losses and loss adjustment expenses	90,840	77,564
Unearned premiums	100,581	91,606
Unearned revenue	4,508	5,734
Reinsurance balances payable	-	1,060
Accrued agent profit sharing	594	1,784
Accrued ceding commission payable	7,206	3,956
Pension liability	3,121	3,126
Deferred federal income taxes	3,708	2,310
Current federal income tax payable	1,684	2,132
Accounts payable and other accrued expenses	18,108	15,600

Total liabilities	276,057	265,222

Commitments and Contingencies

Stockholders' equity:
Common stock, $.18 par value (authorized 33,333,333 shares in 2007 and 2006;
issued 20,776,066 shares in 2007 and 2006)	3,740	3,740
Additional paid in capital	117,983	117,932
Retained earnings	36,450	31,480
Accumulated other comprehensive loss	(1,982)	(2,344)
Treasury stock, at cost (7,828 shares in 2007 and 2006)	(77)	(77)

Total stockholders' equity	156,114	150,731

	$432,171	$415,953

Hallmark Financial Services, Inc. and Subsidiaries Consolidated Statements of Operations
(Unaudited)
($ in thousands, except per share amounts)

		Three Months Ended March 31
		2007	2006

Gross premiums written		$64,658	$47,735
Ceded premiums written		(3,887)	(1,956)
Net premiums written		60,771	45,779
Change in unearned premiums		(9,123)	(17,345)
Net premiums earned		51,648	28,434

Investment income, net of expenses		2,990	2,357
Realized gain (loss)		53	(83)
Finance charges		1,086	687
Commission and fees		7,905	12,264
Processing and service fees		272	857
Other income		4	4

Total revenues		63,958	44,520

Losses and loss adjustment expenses		32,185	16,690
Other operating costs and expenses		22,701	21,026
Interest expense		786	1,585
Interest expense from amortization of discount on convertible notes		-	1,117
Amortization of intangible asset		573	573

Total expenses		56,245	40,991

Income before tax		7,713	3,529

Income tax expense		2,743	1,103

Net income		$4,970	$2,426

Common stockholders net income per share:
Basic		$0.24	$0.14
Diluted		$0.24	$0.14

Convertible noteholders net income per share:
Basic	$	n/a	$0.14
Diluted	$	n/a	$0.14

Hallmark Financial Services, Inc.
Consolidated Segment Data

	Three Months Ended March 31, 2007
	Standard	Specialty
	Commercial	Commercial	Personal
	Segment	Segment	Segment	Corporate	Consolidated

Produced premium	23,550	39,357	15,076	-	77,983

Gross premiums written	23,481	26,101	15,076	-	64,658
Ceded premiums written	(2,635)	(1,252)	-	-	(3,887)
Net premiums written	20,846	24,849	15,076	-	60,771
Change in unearned premiums	(924)	(5,756)	(2,443)		(9,123)
Net premiums earned	19,922	19,093	12,633	-	51,648

Total revenues	21,767	28,098	13,773	320	63,958

Losses and loss adjustment expenses	12,841	11,081	8,267	(4)	32,185

Pre-tax income	2,759	4,686	2,118	(1,850)	7,713

Net loss ratio (1)	64.5%	58.0%	65.4%		62.3%
Net expense ratio (1)	28.0%	31.5%	23.6%		28.2%
Net combined ratio(1)	92.5%	89.5%	89.0%		90.5%

	Three Months Ended March 31, 2006
	Standard	Specialty
	Commercial	Commercial	Personal
	Segment	Segment	Segment	Corporate	Consolidated

Produced premium	23,664	39,005	11,099	-	73,768

Gross premiums written	23,464	13,172	11,099	-	47,735
Ceded premiums written	(1,785)	(171)	-	-	(1,956)
Net premiums written	21,679	13,001	11,099	-	45,779
Change in unearned premiums	(7,367)	(8,622)	(1,356)	-	(17,345)
Net premiums earned	14,312	4,379	9,743	-	28,434

Total revenues	17,540	15,968	10,797	215	44,520

Losses and loss adjustment expenses	7,800	2,812	6,086	(8)	16,690

Pre-tax income	3,360	1,619	2,051	(3,501)	3,529

Net loss ratio (1)	54.5%	64.2%	62.5%		58.7%
Net expense ratio (1)	30.8%	27.3%	26.7%		28.8%
Net combined ratio(1)	85.3%	91.5%	89.2%		87.5%

[1]
Net loss ratio is calculated as total net losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. Net expense ratio is calculated as total underwriting expenses of our insurance company subsidiaries, including allocated overhead expenses and offset by agency fee income, divided by net premiums earned, each determined in accordance with GAAP. Net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.